Exhibit 10.5

March 30, 2012

Astoria Financial Corporation

One Astoria Federal Plaza

Lake Success, New York

Astoria Federal Savings and Loan Association

One Astoria Federal Plaza

Lake Success, New York

Ladies and Gentlemen:

This letter agreement (the “Letter Agreement”) will confirm the arrangement we have discussed in anticipation of my retirement from Astoria Financial Corporation (the “Company”) and Astoria Federal Savings and Loan Association (the “Association”).

1. Retirement. At the close of business on April 30, 2012 (the “Retirement Date”), I will retire from my employment with the Company and the Association, and will thereupon resign from my positions as Executive Vice President and Special Assistant to the President of the Company and the Association. I hereby tender my resignation from employment, and from each and every position which I may hold as a result of employment, with the Company and the Association, effective at the close of business on the Retirement Date. I acknowledge that each such resignation is a voluntary act on my part, undertaken after due consideration, and will occur at the close of business on the Retirement Date without further action on anyone’s part. In consideration of my decision to retire effective on the Retirement Date, the Company and the Association shall pay to me on May 4, 2012 (a) the sum of $ 207,500, and (b) a sum calculated by multiplying the number of my then outstanding shares of the Company’s unvested restricted stock by the closing price of Company’s common stock on April 30 2012 as quoted on the NYSE. I acknowledge that no deductions will be made from these payments, and I will be responsible for any resulting federal and state taxes. The Association will provide me with an IRS Form 1099 following year end.

2. Effect on Employment Agreements. The Amended and Restated Employment Agreement between the Association and me entered into as of January 1, 2009, as subsequently amended, and the Amended and Restated Employment between the Company and me entered into as of January, 2009, as subsequently amended (collectively, the “Employment Agreements”), are hereby further amended, effective on the date of this Letter Agreement:

(a) to provide that the term “Employment Period” as used therein shall mean and refer to the fixed period beginning on the date of this Letter Agreement and ending at the close of business on the Retirement Date;

(b) to eliminate any and all provisions thereof which may cause or lead to, directly or indirectly, any extension of the Employment Period beyond the close of business on the Retirement Date;

(c) to provide that the term “Remaining Unexpired Employment Period” as used therein shall mean, as of any date, the period beginning on such date and ending at the close of business on the Retirement Date and to eliminate any and all provisions thereof which purport to associate with such term for any purpose any period of different duration; and

(d) to provide that neither the execution or delivery of this Letter Agreement, nor the occurrence of any act or event described herein shall confer on me a right to receive any payment or benefit pursuant to sections 9(b)(iii) through (ix) of the Employment Agreements.

We agree that this Letter Agreement constitutes and is formally designated as an amendment of each Employment Agreement for the above purposes.

3. Effect of Retirement. We agree that my retirement on the Retirement Date is expected to result in a permanent and total cessation of my employment by the Company and the Association and in such event will constitute a termination of employment We further agree that my retirement on the Retirement Date will constitute a “retirement” for purposes of each and every compensation and benefit arrangement of the Association or the Company under which the characterization of my termination of employment as a “retirement” is relevant to the determination of the compensation and benefits for which I am eligible.

4. Automobile. As soon as practicable after the Retirement Date, the Association will assign to me all of its rights, title and interest in and to that certain Lexus Model L 460 four door sedan, VIN No. JTHCL5EF7B5009913. The Association will pay any sales or related taxes imposed in connection with such assignment, and I will be responsible for any income taxes imposed as the result of such assignment.

5. Miscellaneous Provisions. This Letter Agreement contains the entire agreement among us with regard to its subject matter and supersedes, in their entirety, any prior agreements, arrangements or understanding, whether or not in writing, with regard to such subject matter. This Letter Agreement may be amended only by a subsequent written instrument signed by the party against whom enforcement of the amendment is sought. The Letter Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York applicable to contracts entered into and to be performed wholly within such state by parties each of whom is a citizen and resident of such state.

If the foregoing accurately sets forth our understanding, kindly so indicate by signing below, in which case this Letter Agreement shall constitute our agreement and the Employment Agreements shall, to the extent provided in paragraph 3 hereof, be deemed amended.

Very truly yours, /s/ Arnold K. Greenberg Arnold K. Greenberg

Accepted and Agreed to:	Accepted and Agreed to:

ASTORIA FINANCIAL CORPORATION	ASTORIA FEDERAL SAVINGS AND
LOAN ASSOCIATION

By: /s/ Alan P. Eggleston	By: /s/ Alan P. Eggleston
Name: Alan P. Eggleston	Name: Alan P. Eggleston
Title: Senior Executive Vice President,	Title: Senior Executive Vice President,
Secretary and Chief Risk Officer	Secretary and Chief Risk Officer

Dated: March 30, 2012	Dated: March 30, 2012